For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FIRST QUARTER EARNINGS

CORNELIA, GA. April 22, 2005, Habersham Bancorp (NASDAQ: HABC) reports first quarter earnings of $706,076 or $.24 per share diluted, an increase of 100% when compared to first quarter earnings of $359,052 or $.12 per share diluted in 2004. Earnings for the first quarter of 2005 were primarily impacted by increases in loan yields moving in response to prime rate increases. Revenue growth of 8.74% and a reduction in expenses during the first quarter of 2005 when compared to first quarter 2004 resulted in an improved overhead efficiency ratio.

Total assets of $395 million at March 31, 2005 reflect an increase of $9 million or 2.44% from $386 million at December 31, 2004. Management reported that the increase in assets reflects excess cash held in federal funds sold of approximately $10 million due to increases in deposits of approximately $6 million, primarily in demand deposits, and other borrowings of approximately $4 million.

The Company’s stock is listed on the Nasdaq National Market under the symbol HABC. Any requests for information regarding the purchase or sale of the common stock can be addressed to: Sterne, Agee and Leach, Inc.; Paine Webber, Inc. (formerly J.C. Bradford & Co.); SunTrust Robinson-Humphreys Co., Inc.; FIG Partners, LLC; Wachovia Securities, Inc. (formerly Interstate/Johnson Lane); or First Tennessee, market makers for HABC.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited)
(dollar amounts in thousands, except per share amounts)

Earnings Summary	Three Months Ended March 31,
	2005	2004

Interest income	$5,563	$5,060
Interest expense	1,853	1,667
Net interest income	3,710	3,393
Provision for loan losses	120	162
	3,590	3,231
Net interest income after provision for loan losses
Other income	824	767
Investment securities (losses) gains	(17)	31
Other expense	3,424	3,606
Income before income tax expense	973	423
Income tax expense	267	64
Net income	$706	$359
Net income per share - basic	$.24	$.13
Net income per share - diluted	$.24	$.12
Weighted average number of common shares outstanding	2,900,942	2,872,234
Weighted average number of common and common equivalent shares outstanding	2,932,234	2,939,885

Cash dividends declared per common share	$.08	$.07

Balance Sheet Summary	March 31, 2005	December 31, 2004
Total Assets	$395,336	$385,933
Loans	270,123	277,137
Deposits	298,497	292,957
Shareholders’ Equity	48,012	48,006